POINT Biopharma Global Inc.
4850 West 78th Street,
Indianapolis, IN 46268

July 7, 2022

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
Office of Life Sciences
100 F Street, N.E.
Washington, DC 20549-4041
Attention: Jason Drory

Re:	POINT Biopharma Global Inc.
Registration Statement on Form S-3
File No. 333-265981
Request for Acceleration

	Requested Date:	July 11, 2022

	Requested Time:	4:00 p.m., Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, POINT Biopharma Global Inc. (the “Company”), hereby requests that the above-referenced Registration Statement on Form S-3 (File No. 333-265981) (the “Registration Statement”) be declared effective at the “Requested Date” and “Requested Time” set forth above or as soon as possible thereafter. Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, Bass, Berry & Sims PLC by calling Susan Sidwell at (615) 742-6264.

Sincerely,

POINT BIOPHARMA GLOBAL INC.

By:	/s/ Bill Demers
Name:	Bill Demers
Title:	Chief Financial Officer
,